Teton Energy Corporation Announces
Fourth Quarter and Year End 2008 Financial and Operating Results

2008 Reserves Increased 86 Percent and Production Increased 129 Percent

DENVER, March 5, 2009. Teton Energy Corporation (“Teton” or “the Company”) (NASDAQ:TEC) today announced that for the fourth quarter of 2008, operating revenues from oil and gas sales increased 53 percent from the fourth quarter of 2007 to $4.9 million and operating cash flow from oil and gas activities increased 40 percent to $2.8 million. EBITDAX (a non-GAAP measure — refer to last table of press release for a reconciliation to net income), was $7.0 million in the fourth quarter of 2008 compared to $18.0 million in 2007, which included the $17.4 million gain from the sale of a portion of the Company’s Piceance Basin assets.

For the fourth quarter of 2008, the Company realized net income of $4.8 million, or earnings of $0.20 per fully diluted share of common stock, compared to net income of $12.4 million, or earnings of $0.67 per fully diluted share of common stock, for the same period in 2007 (which included the effect of the Piceance sale). The results for the fourth quarter of 2008 include an unrealized commodity derivative gain of $13.7 million, an impairment charge of $10.2 million largely related to the Teton/Noble AMI in the DJ Basin, and other non-cash items totaling approximately $0.5 million. Excluding these items, the adjusted net loss for the fourth quarter of 2008 would have been $1.8 million, or $.09 per fully diluted share.

For the year ended December 31, 2008, operating revenues from oil and gas sales increased 355 percent from 2007 to $28.5 million and operating cash flow from oil and gas activities (defined as oil and gas sales less lease operating expense, workover expense, transportation expense and production taxes) increased approximately 350 percent to $20.2 million. EBITDAX was $15.5 million in 2008 compared to $17.4 million in 2007, which included the $17.4 million gain from the Piceance sale.

For the year ended December 31, 2008, the Company realized a net loss of $14.2 million, or a loss of $0.67 per fully diluted share of common stock, compared to earnings for 2007 of $2.4 million, or $0.13 per fully diluted share of common stock. The results for the year ended December 31, 2007 include the effect of a gain from the sale of a portion of the Company’s Piceance Basin assets of $17.4 million. The results for the year ended December 31, 2008 include an impairment charge of $14.3 million related primarily to the Teton/Noble AMI in the DJ Basin, an unrealized commodity derivative gain of $12.7 million, and other non-cash items totaling approximately $16.4 million. These other non-cash items included amortization of debt discount and issuance costs of approximately $9.3 million, lease expirations of $3.4 million and stock-based compensation of approximately $3.7 million. Excluding these items, the adjusted net income for the full year 2008 would have been $3.8 million, or $0.22 per fully diluted share.

Reserves
Estimated proved reserves increased 86 percent to 26.2 billion cubic feet equivalent (“Bcfe”) as of December 31, 2008, compared to 14.1 Bcfe on December 31, 2007. Proved reserves consisted of 18.1 Bcfe of proved developed reserves and 8.1 Bcfe of proved undeveloped reserves. Proved reserves were 64 percent natural gas and 36 percent crude oil. Reserves increased 15 Bcfe before net production of 2.8 Bcfe. These results are based on a full independent reserve report prepared by Netherland, Sewell & Associates, Inc. (“NSAI”).

In addition to proved reserves, NSAI estimates the Company has approximately 36.5 Bcfe of probable reserves and 15.1 Bcfe of possible reserves as of December 31, 2008. In total, the Company has approximately 77.8 Bcfe in 3P reserves. Although not yet recognized by the Securities and Exchange Commission (“SEC”) at year-end 2008, recent changes to the SEC’s oil and gas reporting guidelines will allow probable and possible reserves to be reported at year-end 2009.

At December 31, 2008, the pretax present value of the proved reserves discounted at 10 percent was $28.2 million, using year-end posted prices of $4.61 per million British thermal units (MMbtu) of natural gas on CIG and $41.00 per barrel of crude oil on Plains Marketing, L.P. West Texas Intermediate (WTI). Using an average five year NYMEX strip price of $6.90 per MMbtu and $62.88 per barrel, the estimated proved reserves would have been 29.0 Bcfe and the PV-10 estimate would have been $57.0 million.

The changes from 2007 year-end estimated proved reserves to 2008 year-end estimated proved reserves included an acquisition of oil and gas properties in the Central Kansas Uplift (“CKU”) of approximately 9.7 Bcfe, production of 2.8 Bcfe, drilling additions/extensions of 9.4 Bcfe, downward revisions before pricing revisions of 2.5 Bcfe and downward pricing revisions of 1.7 Bcfe. The acquisition total reflects the booking of CKU reserves at year-end 2008 pricing before 2008 production.

At mid-year 2008 pricing, CKU reserves were 12.3 Bcfe of reserves with the following adjustments between June 30 and December 31, 2008: 3.2 Bcfe for downward pricing revisions, 0.6 Bcfe for downward engineering revisions, 0.9 Bcfe for drilling additions and 0.6 Bcfe of production since June 30, 2008.

Estimated net production for the full year 2008 increased 129 percent from 2007 to approximately 2.8 Bcfe. Teton replaced an estimated 536 percent of its production in 2008. Based on 2008 production, Teton’s ratio of reserves to production is approximately nine years for total proved reserves. The Company’s estimated production in 2008 was 59 percent natural gas and 41 percent crude oil.

Other Operations Highlights
Operational highlights during 2008 include the following:

•	Oil and gas sales increased 355 percent to 2,812 million cubic feet equivalent (“MMcfe”) at an average realized wellhead price of $10.60 per thousand cubic feet equivalent (“Mcfe”) after realized hedging results ($10.12 per Mcfe pre-hedging) in 2008 as compared to oil and gas sales volumes of 1,227 MMcfe at an average realized wellhead price of $6.06 per Mcfe after realized hedging results ($5.10 per Mcfe pre-hedging) in 2007.

•	The Company participated in the drilling and completion of 146 gross producing wells (40 net) in 2008 as compared to 106 gross producing wells (22.0 net) in 2007.

•	Total gross producing wells increased to 315 (125 net) at December 31, 2008 as compared to 132 gross producing wells (44.5 net) at December 31, 2007.

•	The Company completed the purchase of reserves, production and certain oil and gas properties in the Central Kansas Uplift for $53.6 million in cash, stock and warrants after post-closing adjustments.

Operating Expense Details
Oil and gas operating expenses, including lease operating expense, workover expense, transportation expense and production taxes, for the full year 2008 collectively increased 103 percent to $2.93 per Mcfe from $1.44 per Mcfe, largely due to the higher costs on a per Mcfe basis of operating oil wells versus gas wells, higher service costs, higher taxes due to significantly higher commodity prices and a significant increase in volumes.

The Company’s gross margin (oil and gas revenues, including realized gains or losses on commodity hedging positions, less oil and gas operating expenses) in 2008 increased 66 percent on a per Mcfe basis to $7.67 from $4.62 in 2007.

Exploration expense in 2008 increased 162 percent and relates largely to expired undeveloped leaseholds, delay rentals and geological and geophysical expenses incurred in the CKU and the eastern D-J Basin. The Company uses 3D seismic data to locate potential drilling sites in each basin.

General and administrative expense in 2008 increased seven percent due largely to an increase in compensation expense and office expenses. Compensation expense increased due to an increase in staffing and Board of Directors compensation and office expenses increased due to an increase in office supplies and rent expense, largely due to the increased staffing. These expense increases were all offset somewhat by a reduction in outside professional fees and savings in public company compliance costs related to efficiencies implemented throughout 2008 and various other smaller items.

Depreciation, depletion and accretion expense in 2008 increased 282 percent, largely due to increased volumes and higher capitalized costs resulting from the 2008 drilling program.

Other Financial Highlights
Other financial highlights for the year ended December 31, 2008 include the following:

•	The Company amended and increased its bank credit facility with JPMorgan from $50 million to $150 million and increased the available borrowing base from $10 million to $34.5 million as of December 31, 2008.

•	The Company completed the repayment of its $9.0 million of 8% Senior Subordinated Convertible Notes issued on May 16, 2007: $6.6 million was repaid in cash and $2.4 million was converted into 480,000 shares of common stock at a conversion price of $5.00 per share.

•	The Company raised $30 million (originally $40 million before repayment of $10 million put option) before fees and expenses in the third quarter of 2008 by issuing 10.75% Secured Convertible Debentures (“Debentures”) due June 2013, which could be converted into 4.6 million shares of Teton common stock. Subsequently, in the fourth quarter of 2008, one of the holders converted $3.75 million of the Debentures for a total cost to the Company of approximately $1.7 million.

•	The Company completed the syndication of its revolving credit facility with a group of four banks, including JPMorgan Chase Bank as administrative agent.

•	The Company and all investors who held warrants to purchase 3,960,000 shares of the Company’s common stock at a $5.00 strike price, with a cashless exercise feature at the option of the holders, through May 2012 agreed to exchange the warrants for 990,000 shares of Teton Common stock. This resulted in a $7.8 million gain for the Company.

Capital Expenditures
Capital expenditures for 2008 totaled $35.3 million and consisted of exploration and production and lease acquisition activities in the following areas: (i) $17.6 million in the Piceance Basin; (ii) $6.1 million in the Central Kansas Uplift; (iii) $1.4 million in the Williston Basin; (iv) $9.5 million in the DJ Basin and (v) $0.7 million in the Big Horn Basin.

Price Risk Management

Teton manages its overall exposure to commodity price fluctuations through the use of various hedging contracts for some of its production. The duration of various hedging contracts depends on the Company’s view of market conditions, available contract prices and operating strategy. The use of such contracts is intended to limit the risk of fluctuating cash flows. As of December 31, 2008, Teton had hedging contracts in effect for approximately 99 percent of its then-current daily net crude oil production via costless collars at a West Texas Intermediate (WTI) floor price of $90.00 per barrel and a WTI ceiling price of $104.00 per barrel.

Balance Sheet
At December 31, 2008, Teton had total assets of $126.9 million, total long-term debt outstanding of $55.9 million and a long term debt to capitalization ratio of 48 percent.

CEO Comments
Karl Arleth, Chief Executive Officer and President, commented, “Teton had an excellent year in many respects in 2008 despite the challenging environment we are currently facing. We had significant increases in revenues, reserves and production. We furthered our goal of expanding our operated properties and established a more balanced portfolio between crude oil and natural gas assets and better geographical diversification with our Central Kansas Uplift acquisition. Teton added proved reserves in 2008 as a result of highly repeatable drilling success in the Piceance Basin and the Central Kansas acquisition in April 2008. Our efforts were nonetheless overshadowed by the dramatic drop in commodity prices at year-end 2008, which adversely impacted our year-end reserves as they did for a large portion of the E&P sector. Regardless, we believe that we are well positioned from a hedging standpoint as we have approximately 99 percent of our total current crude oil production for 2009 hedged. Our reserves were also impacted by disappointing results in our non-operated DJ Basin project and the postponement of 20 completions in the Piceance Basin by our operating partner. We are evaluating the possible sale of these two non-operated assets as we remain focused on increasing the percentage of operated assets. We are also focused on striving to maintain a strong balance sheet and necessary liquidity during these challenging times.”

Earnings Call
Teton Energy invites you to listen to its fourth quarter and year end 2008 results conference call via telephone or live webcast today, March 5, 2009 at 9:30 a.m. MST (11:30 a.m. EST).

Those interested in participating in the call may dial in using the following information:

Participant Dial-in number: (877) 407-9210 or (201) 689-8049 (International)

Dial in five to ten minutes before the start of the call. A replay will be available through midnight, March 19, 2009 by dialing (877) 660-6853 (Toll Free) or (201) 612-7415 (International), conference ID # 311755 and account # 286 (both numbers are needed for the replay).

The live webcast may be accessed on the Internet by logging onto Teton’s website at www.teton-energy.com. Select Investor Relations, then the webcasts and presentations option on the menu. Log on at least ten minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay of the webcast will also be available on the Company’s website for approximately 60 days following the live webcast.

Financial Results:

	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Operating revenues:	$4,943	$3,238	$28,469	$6,253
Oil and gas sales	—	17,441	—	17,441
Gain on sale of oil and gas properties	203	—	341	—
Miscellaneous income, net	5,146	20,679	28,810	23,694

Total operating revenues:
Operating expenses:
Lease operating expense	1,317	402	4,247	705
Workover expense	42	—	234	—
Transportation expense	532	652	1,827	652
Production taxes	210	158	1,932	412
Exploration expense	3,316	1,110	4,831	1,847
General and administrative	(2,656)	3,155	9,588	8,981
Depreciation, depletion and accretion expense	4,531	1,190	14,625	3,832
Impairment expense	10,226	—	14,260	—

Total operating expenses:	17,518	6,667	51,544	16,429

Operating income (loss)	(12,372)	14,012	(22,734)	7,265
Other income (expense):
Realized gain on oil and gas derivative contracts	4,274	399	1,349	1,181
Unrealized gain (loss) on oil and gas derivative contracts	13,676	(786)	12,662	(857)
Gain (loss) on derivative contract liabilities	959	70	7,762	(2,624)
Interest expense, net	(527)	(1,320)	(11,976)	(2,588)
Interest make-whole premium on conversion of debt (Note 5)	(1,236)	—	(1,236)	—

Total other income (expense)	17,146	(1,637)	8,561	(4,888)

Net Income (loss) applicable to common shares	$4,774	$12,375	$(14,173)	$2,377

Basic income (loss) per common share	$0.20	$0.72	$(0.67)	$0.14

Fully diluted earnings (loss) per common share (1)	$0.20	$0.67	$(0.67)	$0.13

Basic weighted-average common shares outstanding	23,316	17,203	21,064	16,545

Fully diluted weighted-average common shares outstanding	27,624	18,512	21,064	18,061

(1) Net income for fully diluted earnings per share was adjusted by interest paid or accrued for the three months ended December 31, 2008 by $754,000 related to the 10.75% Secured Convertible Debentures. Under the
“if-converted method” provided for in SFAS No. 128, interest charges applicable to convertible debt shall be added back to the numerator for purposes of computing fully diluted earnings per share.

Consolidated Balance Sheet:

(Dollars in thousands)	December 31,
	2008	2007
Assets:

Cash and cash equivalents	$-	$24,616
Other current assets	10,555	4,385

Total current assets	10,555	29,001
Net property and equipment	107,379	49,139
Other non-current assets	8,924	159

Total assets	$126,858	$78,299

Liabilities and Stockholders’ Equity:

Current liabilities	$8,389	$20,742
Long-term debt	55,900	8,000
Other long-term liabilities	1,298	529

Total liabilities	65,587	29,271
Total stockholders’ equity	61,271	49,028

Total liabilities and stockholders’ equity	$126,858	$78,299

Operating Results:

	Quarter		Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Net production volumes (Mcfed)	9,465	3,811	7,684	3,362
Realized price (pre hedging) ($/Mcfe)	$5.68	$7.84	$10.12	$5.10
Realized price (net of hedging)($/Mcfe)	$10.58	$8.98	$10.60	$6.06
Lease operating expense ($/Mcfe)	$1.52	$1.15	$1.51	$0.57
Workover expense ($/Mcfe)	$0.05	$-	$0.08	$—
Transportation expense ($/Mcfe)	$0.61	$0.46	$0.65	$0.53
Production taxes ($/Mcfe)	$0.24	$0.45	$0.69	$0.34
Gross margin ($/Mcfe) (1)	$8.16	$6.92	$7.67	$4.62
Exploration expense ($/Mcfe) (2)	$3.81	$3.16	$1.72	$1.51
(1) Gross margin is realized price (net of hedging) less lease operating expense, workover expense, transportation expense and production taxes.
(2) Includes expiration of undeveloped leaseholds, delay rentals, and geological and geophysical costs.

EBITDAX:

(Dollars in thousands)	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income (loss)	$4,774	$12,375	$(14,173)	$2,377
Add:
Interest expense, net	1,763	1,320	13,212	2,588
Depreciation, depletion and accretion expense	4,531	1,190	14,625	3,832
Impairment expense	10,226	—	14,260	—
Exploration expense	3,316	1,110	4,831	1,847
Unrealized (gain) loss on oil and gas derivative contracts	(13,676)	786	(12,662)	857
Unrealized (gain) loss on derivative contract liabilities	(959)	(70)	(7,762)	2,624
Stock-based compensation expense	(2,945)	1,272	3,192	3,288

EBITDAX	$7,030	$17,983	$15,523	$17,413

EBITDAX is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income. The Company is presenting this information, as it is an important measure of financial performance used by equity analysts.

Company Description: Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company’s current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S. Teton has leasehold interests in the Central Kansas Uplift, the Piceance Basin in western Colorado, the Williston Basin in North Dakota, the Big Horn Basin in Wyoming and the eastern Denver-Julesburg Basin in Colorado, Kansas and Nebraska. Teton is headquartered in Denver, Colorado. For more information about Teton, please visit the Company’s website at www.teton-energy.com.

Forward-Looking Statements: This news release contains certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. Reserve estimates are also subject to numerous uncertainties inherent in the estimation of quantities of proved and probable reserves, the projection of future rates of production and the timing of development expenditures. The accuracy of these estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates are imprecise and should be expected to change as additional information becomes available. Estimates of economically recoverable reserves and of future net cash flows prepared by different engineers or by the same engineers at different times may vary substantially. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimates of future net revenues from proved reserves and the present value of those reserves are based upon certain assumptions about production levels, prices and costs, which may not be correct. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. More information about potential factors that could affect the Company’s operating and financial results are included in Teton’s annual report on Form 10-K for the year ended December 31, 2008. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.

Company contact:
Ron Wirth
(303) 565-4600
rwirth@teton-energy.com
www.teton-energy.com